Exhibit 99.1
INVESTOR RELATIONS CONTACT:
Ryan D. Robinson,
Senior Vice President, Chief Administrative Officer,
and Chief Financial Officer
847-286-8700
FOR IMMEDIATE RELEASE:
March 24, 2016
SEARS HOMETOWN AND OUTLET STORES, INC. REPORTS PRELIMINARY FOURTH QUARTER AND FULL 2015 FISCAL YEAR RESULTS AND ANNOUNCES ANNUAL MEETING DATE
HOFFMAN ESTATES, Ill. - Sears Hometown and Outlet Stores, Inc. ("SHO") (NASDAQ: SHOS) today reported preliminary, unaudited results for its fourth fiscal quarter and fiscal year ended January 30, 2016. SHO also announced the date it intends to hold its 2016 Annual Meeting of Stockholders, the record date for determining stockholders entitled to notice of, and to vote at, the Annual Meeting, and the date it intends to begin mailing its proxy statement and related materials for the Annual Meeting.
Overview of Preliminary, Unaudited Results
Results for the fourth fiscal quarter of 2015 compared to the fourth fiscal quarter of 2014 included:

•	Comparable store sales decreased 0.5%

•	Adjusted EBITDA increased $7.2 million to $1.1 million from $(6.1) million

•	Charges of $24.9 million related to franchisee receivables and expenses for IT transformation investments of $3.3 million

•	Operating loss increased $25.6 million to $(35.3) million from $(9.7) million

•	Loss per share increased $0.80 to $(1.00) from $(0.20)

Results for the 2015 fiscal year compared to the 2014 fiscal year included:

•	Comparable store sales decreased 1.2%

•	Adjusted EBITDA increased $7.4 million to $9.4 million from $2.0 million

•	Charges of $25.4 million related to franchisee receivables and expenses for IT transformation investments of $10.9 million

•	Operating loss decreased $129.0 million to $(42.2) million from $(171.2) million, including impairment of goodwill, charges related to franchisee receivables, and IT transformation investments

•	Loss per share decreased $6.25 to $(1.20) from $(7.45)

Will Powell, Chief Executive Officer and President, said, "Our full-year performance included an increase in Adjusted EBITDA, a higher merchandise gross margin rate, and reductions in expenses. In 2015 we generated positive free cash flow and also made substantial progress in important strategic initiatives such as America's Appliance Experts and in our technology transformation."

"Our fourth quarter performance included improvements in our core operating performance and was also affected by franchising activity and IT transformation investments."

Operating Performance

"Hometown posted an overall Adjusted comparable store sales decline of 0.1% in the fourth quarter of 2015, but we achieved a positive Adjusted comparable sales increase in home appliances, which was the second consecutive quarterly increase this year in this key category for our business. Adjusted comparable store sales were up in tools (which was the first positive comp quarter this year), mattresses (a strategic growth category for us), and sporting goods/fitness. Sales were down in lawn and garden, which we believe was due to unseasonably warm weather that unfavorably impacted sales of snow-thrower and snow-related products. The impact of lawn and garden on Adjusted comparable store sales was a reduction of 130 basis points."

"Outlet Adjusted comparable store sales declined 2.9% in the fourth quarter of 2015 primarily driven by lower sales of home appliances, which continue to be challenged by the price/value perceptions of "as-is" appliances compared to deeply discounted new in-box appliances offered by competitors during key promotional periods. However, we continued to improve our inventory position in home appliances and as a result we generated Adjusted comparable store sales that were significantly better than third quarter 2015 performance. The furniture category delivered a strong, double-digit Adjusted comparable store sales increase for this strategic growth category."

"In the fourth quarter of 2015 we converted another 72 store locations to our America's Appliance Experts program ("AAE"), which we believe will improve our home appliances shopping experience in the Hometown segment. In total, the AAE store locations achieved positive total and home appliance comparable store sales, which outperformed non-AAE locations on both measures. Also, on average the gross margin rate in our AAE stores was higher than in our non-AAE stores. At the end of the fourth quarter of 2015, we had 178 AAE locations, all of which we converted in fiscal 2015. In 2016, we plan to convert another 300 locations."

"In the fourth quarter of 2015 we opened 9 new stores in Hometown and closed 21 under-performing stores (19 in Hometown and 2 in Outlet). For the full year 2015, we opened a total of 37 new stores (24 in Hometown and 13 in Outlet) and closed 137 under-performing stores (132 in Hometown and 5 in Outlet). The impact to Adjusted EBITDA from these closed locations was a reduction of $0.8 million and $5.7 million for the fourth quarter of 2015 and the full year 2015, respectively. These closures should enable us to reduce expenses, improve future profit performance, and free up over $40 million of net working capital."

"In 2015, we took steps to better align operating costs with recent performance and to improve the quality and speed of execution of our plans by re-aligning the executive team and reducing overall payroll and benefits costs at our support center and in our field organization. These changes resulted in savings of more than $1.2 million and more than $2.0 million in the fourth quarter and full year 2015, respectively."

"During the preceding twelve months we generated strong operating cash flow, which allowed us to reduce borrowings year-over-year on our senior ABL facility at the end of the quarter to $68.3 million from $84.1 million an 18.8% reduction at the end of the fourth quarter 2014. At the end of the fourth quarter of 2015 we had $176.0 million of additional borrowing capacity."

Franchising Activity and IT Transformation Investments

"EBITDA in the quarter was negatively impacted by $12.8 million as a result of our decision to reacquire 28 Outlet Stores, 18 Hardware Stores, and 12 Home Appliance Showrooms that were previously operated by franchisees. As a consequence we wrote off franchisee notes receivables with respect to these reacquisitions. We view reacquisitions as an important part of our long-term strategy. In the case of the reacquired Outlet Stores, we experienced deteriorating performance during the time these locations were operated by franchisees compared to previous operating results as Company-operated stores. We believe the reacquired stores can achieve materially better performance in the future as Company-operated stores."

"The Hardware Stores and Home Appliance Showrooms that we reacquired in aggregate had an EBITDA loss of $3.1 million in 2015 prior to and including the post acquisition period and net working capital investment of $15.1 million. Regaining control of these locations offers us the flexibility to improve performance or close these stores at the end of their current leases, thereby eliminating their EBITDA losses and recapturing our inventory investment."
"While there is a core group of profitable locations in our relatively small portfolio of Hardware Stores and Home Appliance Showrooms, other stores in these formats are weighing on the overall operating performance. We intend to continue to seek opportunities to improve strong Hardware Stores and Home Appliance Showrooms and to close under-performing locations in the future. Additionally we will consider future opportunities to reacquire franchised Outlet Stores that we believe can achieve better performance as Company-operated locations."
Based on our review of collectability, the underlying collateral, and the Company's objective to improve or close underperforming stores based on overall performance, the total additional reserves we have provided on franchisee note receivables in the fourth quarter across these three business formats was $12.1 million."
"We made substantial progress in 2015 on our IT transformation initiative and we are closer to achieving our business objectives for the project.  These include greater strategic and operating flexibility including improvements in our ability to assort and price merchandise and sourcing products directly from vendors.  In 2015, the accounting industry evolved its treatment of costs associated with cloud-based software and as a result we will expense a larger portion of our IT investment rather than capitalize it and amortize it over time.  While this expense/capitalization change has no impact on the project itself or the total amount of our IT investment, it will result in a larger portion of the expenses being recognized during the development phase and a smaller portion being capitalized and subsequently recognized over time after the project is complete. Our first three quarters of fiscal year 2015 have been adjusted to report the previously capitalized development costs as expense in the quarter incurred based on the latest guidance. For the full year the development costs expensed are $10.9 million and reported in our Selling and administrative expenses. To make these expenses more visible to investors, we have broken them out in our Adjusted EBITDA calculation."
Fourth Quarter Results

Net sales in the fourth quarter of 2015 decreased $24.1 million, or 4.3%, to $538.3 million from the fourth quarter of 2014. This decrease was primarily due to (1) the impact of closed stores (net of new store openings), (2) a comparable store sales decrease of 0.5%, (3) no initial franchise revenues in the fourth quarter of 2015 compared to $1.7 million in the fourth quarter of 2014, and (4) lower online commissions from Sears Holdings Corporation ($3.1 million in the fourth quarter of 2015 compared to $4.2 million in the fourth quarter of 2014).

In 2014 Sears Holdings offered promotions that resulted in a significant increase during each quarter in SHO's "Commission Sales," which are sales to SHO customers (1) that are transacted in SHO stores by SHO or its independent dealers and franchisees through sears.com, (2) that are fulfilled and recorded by Sears Holdings, and (3) for which SHO receives online commissions from Sears Holdings. During the fourth quarter of 2015 Commission Sales declined to $11.9 million compared to $15.1 million in the fourth quarter of 2014. As a result, comparable store sales, which measure the increase in sales on transactions fulfilled and recorded by SHO and do not include Commission Sales, were favorably impacted. Including Commission Sales, Adjusted comparable store sales for the fourth quarter of 2015 decreased 0.9% from the prior year quarter. Comparable store sales in Hometown were up 0.7% while comparable store sales in Outlet were down 3.4%. Adjusted comparable store sales were down 0.1% in Hometown and down 2.9% in Outlet.

The Adjusted comparable store sales decrease of 0.9% was primarily due to lower Outlet home appliances sales (resulting from a highly promotional environment, which impacted the value proposition of "as-is" home appliances as competitors reduced prices for in new, in-box home appliances), and a decline in Hometown lawn and garden sales due to soft performance in the snow thrower category because of unseasonable weather patterns across most of the country. These decreases were partially offset by higher sales in Hometown of refrigeration home appliances, which were driven by aggressive limited time promotions, primarily during the Thanksgiving Day holiday period, and a lower unshipped sales deferral.

Gross margin was $119.0 million, or 22.1% of net sales, in the fourth quarter of 2015 compared to $126.5 million, or 22.5% of net sales, in the fourth quarter of 2014. The decrease in gross margin rate was primarily driven by lower initial franchise revenues, higher occupancy costs due to a higher number of Company-operated locations, and lower online commissions from Sears Holdings partially offset by lower merchandise shrink. Online commissions from Sears Holdings, initial franchise revenues, and closed stores contributed 39 basis points to gross margin in the fourth quarter of 2015 compared to 69 basis points in the fourth quarter of 2014.

Selling and administrative expenses increased to $146.1 million, or 27.1% of net sales, in the fourth quarter of 2015 from $132.4 million, or 23.5% of net sales, in the prior-year quarter. The increase was primarily due to a $24.9 million charge related to franchisee receivables recognized in the fourth quarter of 2015 and our IT transformation investments of $3.3 million partially offset by lower commissions paid to dealers and franchisees on lower sales volume, lower expenses due to closed stores (net of new store openings) since the fourth quarter of 2014, and lower marketing costs. Franchisee receivables charges increased the selling and administrative expenses rate by 463 basis points and 27 basis points in the fourth quarter of 2015 and 2014, respectively. The IT transformation investments increased our selling and administrative expenses rate by 61 basis points in the fourth quarter of 2015.

In the fourth quarter of 2015 the Company entered into definitive asset purchase and termination agreements with nine franchisees which terminated the franchise agreements and sublease arrangements for 58 locations. As part of these transactions the Company purchased store furniture, fixtures, and equipment for a total of $0.3 million. At the time of these transactions the franchisees of the affected locations were obligors on promissory notes payable to the Company with unpaid principal amounts totaling approximately $23.5 million, for which franchisee note receivables the Company carried reserves of $4.3 million. In the fourth quarter of 2015 the Company wrote off the franchisee note receivable balances net of the value of any reacquisition rights, reserves, and the value of the furniture, fixtures, and equipment that the Company purchased totaling $12.8 million. In addition to the above writeoff, the Company provided $12.1 million of additional reserves against franchise receivables based on its review of collectability, the underlying collateral, and the Company's objective to improve the performance of, or close, underperforming stores.

We recorded operating losses of $35.3 million and $9.7 million in the fourth quarters of 2015 and 2014, respectively. The increase in our operating loss in the fourth quarter of 2015 resulted from the higher charges associated with franchisee receivables ($24.9 million in the fourth quarter of 2015 compared to $1.5 million in the fourth quarter of 2014), IT transformation investments of $3.3 million, lower sales volume, and higher depreciation expense (including fixed asset impairment of long-lived assets). The total net impact of franchisee receivables charges, IT transformation investments, fixed asset impairment charges, and initial franchise revenues increased operating losses by $32.2 million and $1.5 million in the fourth quarters of 2015 and 2014, respectively.

Full Year Results
Net sales for the 2015 fiscal year decreased $68.2 million, or 2.9%, to $2.3 billion from the 2014 fiscal year. This decrease in sales was driven by (1) a 1.2% decrease in comparable store sales, (2) the impact of closed stores (net of new store openings), (3) lower initial franchise revenues, which were $0.3 million in 2015 compared to $16.9 million in 2014, and (4) lower online commissions from Sears Holdings ($12.9 million for the 2015 fiscal year compared to $22.6 million for the 2014 fiscal year).

Commission Sales during the 2015 fiscal year were $44.3 million compared to $77.5 million in the 2014 fiscal year. The decline was primarily due to online promotions offered by Sears Holdings during fiscal year 2014. Adjusted comparable store sales for 2015 decreased 2.6%. Comparable store sales were down 0.1% in Hometown and down 4.1% in Outlet. Adjusted comparable store sales were down 1.8% in Hometown and down 4.5% in Outlet.

The Adjusted comparable store sales decrease of 2.6% was primarily due to (1) lower sales in Outlet resulting from a reduction of as-is, out-of-box products receipts from Sears Holdings, and due to a highly promotional environment, which impacted the value proposition of "as-is" home appliances as competitors drove price points lower in new, in-box home appliances, (2) lower lawn and garden sales in Hometown due to unseasonable weather patterns resulting in soft early season sales and lower snowthrower sales later in the year, and in Outlet, lower sales in the yard tractor category due to a large decrease in as-is, out-of-box receipts from Sears Holdings, (3) lower tools sales in core Hometown categories such as mechanics tool sets, tool storage, and compressors despite recent aggressive promotional pricing and lower promotional support earlier in the year, (4) a decline in Outlet apparel sales due to inventory mix and a reduction in allocated space within the selling stores. Hometown home appliances were up primarily due to refrigeration, which was driven by aggressive limited time promotions during the third and fourth quarters, partially offset by lower sales in cooking due to lower in-stock from product transitions earlier in the year.

Gross margin was $518.5 million, or 22.7% of net sales, for the full year 2015 compared to $552.5 million, or 23.5% of net sales, for the full year 2014. The decrease in gross margin rate was primarily driven by (1) lower initial franchise revenues, (2) lower online commissions from Sears Holdings, (3) lower delivery income, (4) an unfavorable impact of 27 basis points on the gross margin rate due to store closings, and (5) higher occupancy costs due to a higher number of Company-operated locations. These declines were partially offset by higher margin on Outlet merchandise sales and lower merchandise shrink. Online commissions from Sears Holdings, initial franchise revenues, and closed stores contributed 14 basis points to gross margin in 2015 compared to 127 basis points in 2014.

Selling and administrative expenses were flat at $546.1 million, or 23.9% of net sales, for the full year 2015 compared to $546.6 million, or 23.2% of net sales, for the full year 2014. The decrease was primarily due to (1) the impact of closed stores (net of new stores), (2) lower commissions paid to dealers and franchisees on lower sales volume, (3) lower marketing costs, and (4) lower commissions paid to Sears Holdings for online transactions due to lower Commission Sales. These decreases were offset by $25.4 million of charges related to franchisee receivables for the full year 2015 compared to $13.1 million recognized for the full year 2014 and our IT transformation investments of $10.9 million. Franchisee receivables charges increased the selling and administrative expenses rate by 111 basis points and 55 basis points in 2015 and 2014, respectively. The IT transformation investments increased the selling and administrative expenses rate by 47 basis points in 2015. The timing and amount of IT transformation investments in 2016 will be a result of the pace and cost of actual implementation progress. We expect a similar level of investment in 2016 as 2015 and we expect final project completion in the first half of 2017.

During 2014, we recorded a non-cash goodwill impairment charge of $167.0 million associated with the Hometown Reporting Unit. This charge eliminated all of our recorded goodwill.

We recorded operating losses of $42.2 million and $171.2 million for the full years 2015 and 2014, respectively. The improvement in our operating loss for the full year 2015 resulted primarily from the absence of the 2014 non-cash goodwill impairment charge of $167.0 million (which eliminated all of our recorded goodwill). These improvements were partially offset by (1) lower initial franchise revenues, (2) higher charges related to franchisee receivables, (3) IT transformation investments of $10.9 million, (4) a lower gross margin rate, and (5) higher depreciation expense (including fixed asset impairment of long-lived assets). The total net impact of franchisee receivables charges, IT transformation investments, goodwill and fixed asset impairment charges, and initial franchise revenues increased operating losses by $39.9 million and $164.4 million in 2015 and 2014, respectively.
Financial Position

We had $18.2 million in cash and cash equivalents as of January 30, 2016 and $19.7 million as of January 31, 2015. Availability as of January 30, 2016 under our Credit Agreement, dated as of October 11, 2012, among the Company, its subsidiaries, Bank of America, N.A., and other lenders (the “Senior ABL Facility”) was $176.0 million with $68.3 million drawn and $5.7 million of letters of credit outstanding. In 2015 we funded ongoing operations with cash on hand and cash generated by operating activities. Our primary liquidity needs are for funding inventory purchases, capital expenditures, and general corporate purposes.

Total merchandise inventories were $434.8 million at January 30, 2016 and $442.7 million at January 31, 2015. Merchandise inventories decreased $7.9 million due to a $13.1 million decrease in Hometown partially offset by a $5.2 million increase in Outlet. The decrease in Hometown was primarily due to store closures. The increase in Outlet was primarily due to improved "as-is" inventory sourcing and strategic opportunity buys.
Comparable Store Sales

Comparable store sales include merchandise sales for all stores operating for a period of at least 12 full months, including remodeled and expanded stores but excluding relocated stores and stores that have undergone format changes.  Comparable store sales include online transactions fulfilled and recorded by SHO and the change in unshipped sales reserves recorded at the end of each reporting period.

Adjusted Comparable Store Sales

In addition to our net sales determined in accordance with GAAP, for purposes of evaluating our sales performance we also use "Adjusted comparable store sales." This measure includes in net sales, as if fulfilled and recorded by SHO, all in-store sales that were transacted by SHO and its independent dealers and franchisees through www.sears.com and that were fulfilled and recorded by Sears Holdings. Our management uses Adjusted comparable store sales, among other factors, to evaluate the sales performance of our overall business and individual stores for comparable periods. Adjusted comparable store sales should not be used by investors or other third parties as the sole basis for formulating investment decisions as it includes sales that were not fulfilled and recorded by SHO and for which sales SHO only received commissions. Adjusted comparable store sales should not be considered as a substitute for GAAP measurements.

While Adjusted comparable store sales is a non-GAAP measure, we believe it is an important figure for investors to assess store sales performance because:

•	SHO receives commissions on all Commission Sales.

•
Store sales recorded and fulfilled by SHO and Commission Sales involve essentially the same in-store selling activity. As a consequence, unadjusted comparable store sales, which do not include Commission Sales, overstate what SHO believes to be its effective comparable store sales performance.

The following table presents a reconciliation of Adjusted comparable store sales to net sales, the most comparable GAAP measure, for each of the periods indicated:

Preliminary and subject to change

	13 Weeks Ended January 30, 2016			52 Weeks Ended January 30, 2016
Thousands	Hometown	Outlet	Total	Hometown	Outlet	Total
Net sales	$379,029	$159,237	$538,266	$1,630,276	$657,512	$2,287,788
Less: Non-comparable store sales	(33,499)	(24,420)	(57,919)	(155,999)	(98,305)	(254,304)
Comparable store sales recorded by SHO	345,530	134,817	480,347	1,474,277	559,207	2,033,484
Commission Sales (1)	9,746	1,739	11,485	34,789	7,369	42,158
Adjusted comparable store sales	$355,276	$136,556	$491,832	$1,509,066	$566,576	$2,075,642

	13 Weeks Ended January 31, 2015			52 Weeks Ended January 31, 2015
Thousands	Hometown	Outlet	Total	Hometown	Outlet	Total
Net sales	$405,845	$156,494	$562,339	$1,692,377	$663,656	$2,356,033
Less: Non-comparable store sales	(62,652)	(16,995)	(79,647)	(216,420)	(80,502)	(296,922)
Comparable store sales recorded by SHO	343,193	139,499	482,692	1,475,957	583,154	2,059,111
Commission Sales (1)	12,431	1,184	13,615	61,435	10,086	71,521
Adjusted comparable store sales	$355,624	$140,683	$496,307	$1,537,392	$593,240	$2,130,632

	13 Weeks Ended January 30, 2016 vs. 13 Weeks Ended January 31, 2015			52 Weeks Ended January 30, 2016 vs. 52 Weeks Ended January 31, 2015
	Hometown	Outlet	Total	Hometown	Outlet	Total
Comparable store sales recorded by SHO	0.7%	(3.4)%	(0.5)%	(0.1)%	(4.1)%	(1.2)%
Adjusted comparable store sales	(0.1)%	(2.9)%	(0.9)%	(1.8)%	(4.5)%	(2.6)%
(1) SHO in-store sales through www.sears.com fulfilled and recorded by Sears Holdings above are for comparable stores only. For all comparable and non-comparable stores these sales for the 13 weeks and 52 weeks ended January 30, 2016 were $11.9 million and $44.3 million, respectively, compared to $15.1 million and $77.5 million for the 13 weeks and 52 weeks ended January 31, 2015, respectively.
Adjusted EBITDA

In addition to our net income determined in accordance with GAAP, for purposes of evaluating operating performance we also use Adjusted Earnings Before Interest, Taxes, Depreciation and Amortization, or “Adjusted EBITDA,” which excludes certain significant items as set forth and discussed below. Our management uses Adjusted EBITDA, among other factors, for evaluating the operating performance of our business for comparable periods. Adjusted EBITDA should not be used by investors or other third parties as the sole basis for formulating investment decisions as it excludes a number of important cash and non-cash recurring items. Adjusted EBITDA should not be considered as a substitute for GAAP measurements.

While Adjusted EBITDA is a non-GAAP measurement, we believe it is an important indicator of operating performance for investors because:

•	EBITDA excludes the effects of financing and investing activities by eliminating the effects of interest and depreciation costs; and

•
Other significant items, while periodically affecting our results, may vary significantly from period to period and may have a disproportionate effect in a given period, which affects comparability of results.

Starting with the second quarter of 2015 the Company is excluding initial franchise revenues from Adjusted EBITDA. This change is based on (1) the Company's decision to indefinitely suspend its franchising of additional stores except to existing Company franchisees and (2) to better align Adjusted EBITDA for purposes of incentive compensation.

The following table presents a reconciliation of Adjusted EBITDA to net income, the most comparable GAAP measure, for each of the periods indicated:

Preliminary and subject to change

	13 Weeks Ended		52 Weeks Ended
Thousands	January 30, 2016	January 31, 2015	January 30, 2016	January 31, 2015
Net income (loss)	$(22,605)	$(4,634)	$(27,261)	$(168,805)
Income tax (benefit) expense	(12,955)	(5,393)	(15,152)	(3,066)
Other income	(622)	(783)	(2,585)	(3,149)
Interest expense	844	1,107	2,826	3,861
Operating income (loss)	(35,338)	(9,703)	(42,172)	(171,159)
Depreciation	8,250	3,782	14,546	10,172
(Gain) loss on the sale of assets	—	42	—	(113)
Impairment of goodwill	—	—	—	167,000
Severance and executive transition costs	—	—	1,066	—
Initial franchise revenues net of franchise receivable losses	24,940	(189)	25,086	(3,853)
IT transformation investments	$3,268	$—	$10,860	$—
Adjusted EBITDA	$1,120	$(6,068)	$9,386	$2,047
Accounting for Fees Paid in a Cloud Computing Arrangement
In 2015, the Financial Accounting Standards Board issued ASU 2015-05, "Intangibles -- Goodwill and Other - Internal Use Software, Customer's Accounting For Fees Paid in a Cloud Computing Arrangement," which provided additional guidance on the treatment of IT-related costs for hosted arrangements. Based on an evaluation of this guidance and existing literature, SHO reclassed a large majority of these investments from capitalized assets to expense and will expense most of these investments going forward. IT transformation investments were $3.3 million in the fourth quarter of 2015 and $10.9 million for the full year 2015. In the fourth quarter of 2015, we expensed $6.3 million of IT transformation investments that had been previously capitalized through October 31, 2015. Our first three quarters of fiscal year 2015 have been adjusted to report the previously capitalized development costs as expense in the quarter incurred based on the latest guidance.
Information Regarding 2016 Annual Meeting of Stockholders

We intend to hold our 2016 Annual Meeting of Stockholders on May 25, 2016. Our Board of Directors has fixed April 5, 2016 as the record date for determining stockholders entitled to notice of, and to vote at, the Annual Meeting. We intend to begin mailing our proxy statement and related materials for the Annual Meeting on or about April 20, 2016.
Cautionary Note Regarding Forward-Looking Statements
Results are unaudited. This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Statements preceded or followed by, or that otherwise include, the words "believes," "expects," "anticipates," "intends," "project," "estimates," "plans," "forecast," "is likely to," and similar expressions or future or conditional verbs such as "will," "may," "would," "should," and "could" are generally forward-looking in nature and not historical facts. The forward-looking statements are subject to significant risks and uncertainties that may cause our actual results, performance, and achievements in the future to be materially different from the future results, future performance, and future achievements expressed or implied by the forward-looking statements. The forward-looking statements include, without limitation, information concerning our future financial performance, business strategies, plans, goals, beliefs, expectations, and objectives. The forward-looking statements are based upon the current beliefs and expectations of our management.

The following factors, among others, could cause our actual results, performance, and achievements to differ materially from those expressed in the forward-looking statements, and one or more of the differences could have a material adverse effect on our ability to operate our business and could have a material adverse effect on our results of operations, financial condition, liquidity, and cash flows: the possible material adverse effects on SHO if Sears Holdings’ financial condition were to significantly deteriorate, including if as a consequence Sears Holdings were to choose to seek the protection of the U.S. bankruptcy laws; our ability to offer merchandise and services that our customers want, including those under the KENMORE®, CRAFTSMAN®, and DIEHARD® brands (which brands are owned by subsidiaries of Sears Holdings (the "KCD Marks"); our Merchandising Agreement with Sears Holdings provides that (1) if a third party that is not an affiliate of Sears Holdings acquires the rights to one or more (but less than all) of the KCD Marks Sears Holdings may terminate our rights to buy merchandise branded with any of the acquired KCD Marks and (2) if a third party that is not an affiliate of Sears Holdings acquires the rights to all of the KCD Marks Sears Holdings may terminate the Merchandising Agreement in its entirety, over which events we have no control; the sale by Sears Holdings and its subsidiaries to other retailers that compete with us of major home appliances and other products branded with one of the KCD Marks; the willingness and ability of Sears Holdings to fulfill its contractual obligations to us; our ability to successfully manage our inventory levels and implement initiatives to improve inventory management and other capabilities; competitive conditions in the retail industry; worldwide economic conditions and business uncertainty, the availability of consumer and commercial credit, changes in consumer confidence, tastes, preferences and spending, and changes in vendor relationships; the fact that our past performance generally, as reflected on our historical financial statements, may not be indicative of our future performance as a result of, among other things, the consolidation of Hometown and Outlet into a single business entity, the Separation, and operating as a standalone business entity; the impact of increased costs due to a decrease in our purchasing power following the Separation, and other losses of benefits (such as a more effective and productive business relationship with Sears Holdings) that were associated with having been wholly owned by Sears Holdings and its subsidiaries prior to the Separation; our continuing reliance on Sears Holdings for most products and services that are important to the successful operation of our business, and our potential need to rely on Sears Holdings for some products and services beyond the expiration, or earlier termination by Sears Holdings, of our agreements with Sears Holdings; the willingness of Sears Holdings' appliance, lawn and garden, tools, and other vendors to continue to supply to Sears Holdings, on terms (including vendor payment terms for Sears Holdings' merchandise purchases) that are acceptable to it and to us, merchandise that we would need to purchase from Sears Holdings to ensure continuity of merchandise supplies for our businesses; the willingness of Sears Holdings’ appliance, lawn and garden, tools, and other vendors to continue to pay to Sears Holdings merchandise-related subsidies and allowances and cash discounts (some of which Sears Holdings is obligated to pay to us); our ability to obtain the resolution, on commercially reasonable terms, of existing disputes and, when they arise, future disputes with Sears Holdings regarding many of the material terms and conditions of our agreements with Sears Holdings; our ability to establish information, merchandising, logistics, and other systems separate from Sears Holdings that would be necessary to ensure continuity of merchandise supplies for our businesses if vendors were to reduce, or cease, their merchandise sales to Sears Holdings or if Sears Holdings were to reduce, or cease, its merchandise sales to us; if Sears Holdings' sales of major appliances and lawn and garden merchandise to its retail customers decline Sears Holdings' sales to us of outlet-value merchandise could decline; our ability to establish a more effective and productive business relationship with Sears Holdings, particularly in light of the existence of pending, and the likelihood of future, disputes with respect to the terms and conditions of our agreements with Sears Holdings; most of our agreements related to the Separation and our continuing relationship with Sears Holdings were negotiated while we were a subsidiary of Sears Holdings, and we may have received different terms from unaffiliated third parties (including with respect to merchandise-vendor and service-provider indemnification and defense for negligence claims and claims arising out of failure to comply with contractual obligations); our reliance on Sears Holdings to provide computer systems to process transactions with our customers (including the point-of-sale system for the stores we operate and the stores that our independent dealers and franchisees operate, which point-of-sale system captures, among other things, credit-card information supplied by our customers) and others, quantify our results of operations, and manage our business ("SHO's SHC-Supplied Systems"); SHO's SHC-Supplied Systems could be subject to disruptions and data/security breaches (Kmart, owned by Sears Holdings, announced in October 2014 that its payment-data systems had been breached), and Sears Holdings could be unwilling or unable to indemnify and defend us against third-party claims and other losses resulting from such disruptions and data/security breaches, which could have one or more material adverse effects on SHO; limitations and restrictions in the Senior ABL Facility and related agreements governing our indebtedness and our ability to service our indebtedness; our ability to obtain additional financing on acceptable terms; our dependence on the ability and willingness of our independent dealers and franchisees to operate their stores profitably and in a manner consistent with our concepts and standards; our ability to sell profitably online all of our merchandise and services; our dependence on sources outside the U.S. for significant amounts of our merchandise inventories; fixed-asset impairment for long-lived assets; our ability to attract, motivate, and retain key executives and other employees; our ability to maintain effective internal controls as a publicly held company; our ability to realize the benefits that we expect to achieve from the Separation; litigation and regulatory trends challenging various aspects of the franchisor-franchisee relationship in the fast-food industry could expand to challenge or adversely affect our relationships with our independent dealers and franchisees; low trading volume of our common stock due to limited liquidity or a lack of analyst coverage; and the impact on our common stock and our overall performance as a result of our principal stockholders' ability to exert control over us.

The foregoing factors should not be understood as exhaustive and should be read in conjunction with the other cautionary statements, including the "Risk Factors," that are included in our most recent Quarterly Report on Form 10-Q and other filings with the Securities and Exchange Commission and our other public announcements. While we believe that our forecasts and assumptions are reasonable, we caution that actual results may differ materially. If one or more of these or other risks or uncertainties materialize, or if our underlying assumptions prove to be incorrect, actual results may vary materially from what we projected. Consequently, actual events and results may vary significantly from those included in or contemplated or implied by our forward-looking statements. We intend that the forward-looking statements to speak only as of the date of this news release, and we do not undertake to update or revise the forward-looking statements as more information becomes available. We undertake no obligation to publicly update or review any forward-looking statement made by us or on our behalf, whether as a result of new information, future developments, subsequent events or circumstances, or otherwise, except as required by law.

About Sears Hometown and Outlet Stores, Inc.

Sears Hometown and Outlet Stores, Inc. is a national retailer primarily focused on selling home appliances, hardware, tools, and lawn and garden equipment. Our Hometown stores are designed to provide our customers with in-store and online access to a wide selection of national brands of home appliances, tools, lawn and garden equipment, sporting goods, and household goods, depending on the particular format. Our Outlet stores are designed to provide our customers with in-store and online access to new, one-of-a-kind, out-of-carton, discontinued, obsolete, used, reconditioned, overstocked, and scratched and dented products across a broad assortment of merchandise categories, including home appliances, lawn and garden equipment, apparel, mattresses, sporting goods and tools at prices that are significantly lower than list prices. As of January 30, 2016 we or our independent dealers and franchisees operated a total of 1,160 stores across all 50 states as well as in Puerto Rico and Bermuda. Our principal executive offices are located at 5500 Trillium Boulevard, Suite 501, Hoffman Estates, Illinois 60192 and our telephone number is (847) 286-7000.

* * * * *

Sears Hometown and Outlet Stores, Inc.
Condensed Consolidated Statements of Operations
(Unaudited)
Preliminary and subject to change

	13 Weeks Ended		52 Weeks Ended
Thousands, except per share amounts	January 30, 2016	January 31, 2015	January 30, 2016	January 31, 2015
NET SALES	$538,266	$562,339	$2,287,788	$2,356,033
COSTS AND EXPENSES
Cost of sales and occupancy	419,265	435,853	1,769,286	1,803,497
Selling and administrative	146,089	132,365	546,128	546,636
Impairment of goodwill	—	—	—	167,000
Depreciation	8,250	3,782	14,546	10,172
Loss (gain) on the sale of assets	—	42	—	(113)
Total costs and expenses	573,604	572,042	2,329,960	2,527,192
Operating loss	(35,338)	(9,703)	(42,172)	(171,159)
Interest expense	(844)	(1,107)	(2,826)	(3,861)
Other income	622	783	2,585	3,149
Loss before income taxes	(35,560)	(10,027)	(42,413)	(171,871)
Income tax benefit	12,955	5,393	15,152	3,066
NET LOSS	$(22,605)	$(4,634)	$(27,261)	$(168,805)

NET LOSS PER COMMON SHARE
ATTRIBUTABLE TO STOCKHOLDERS

Basic:	$(1.00)	$(0.20)	$(1.20)	$(7.45)
Diluted:	$(1.00)	$(0.20)	$(1.20)	$(7.45)

Basic weighted average common shares outstanding	22,666	22,666	22,666	22,666
Diluted weighted average common shares outstanding	22,666	22,666	22,666	22,666

Sears Hometown and Outlet Stores, Inc.
Condensed Consolidated Balance Sheets (Unaudited)
Preliminary and subject to change

Thousands	January 30, 2016	January 31, 2015
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$18,244	$19,746
Accounts and franchisee receivables, net	11,753	15,456
Merchandise inventories	434,846	442,743
Prepaid expenses and other current assets	22,176	19,350
Total current assets	487,019	497,295
PROPERTY AND EQUIPMENT, net	49,315	50,708
INTANGIBLE ASSETS, net	4,377	—
LONG-TERM DEFERRED TAXES	79,141	54,273
OTHER ASSETS, net	13,981	43,446
TOTAL ASSETS	$633,833	$645,722
LIABILITIES
CURRENT LIABILITIES
Short-term borrowings	$68,300	$84,100
Payable to Sears Holdings Corporation	54,126	61,089
Accounts payable	39,762	14,888
Other current liabilities	66,466	61,085
Total current liabilities	228,654	221,162
OTHER LONG-TERM LIABILITIES	2,670	2,274
TOTAL LIABILITIES	231,324	223,436
STOCKHOLDERS' EQUITY
Common stock: $.01 par value;	227	227
Authorized shares: 400,000
Issued and outstanding shares: 22,722 and 22,736 respectively
Capital in excess of par value	555,372	547,888
Retained earnings (deficit)	(153,090)	(125,829)
TOTAL STOCKHOLDERS' EQUITY	402,509	422,286
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$633,833	$645,722

Sears Hometown and Outlet Stores, Inc.
Segment Results
(Unaudited)
Preliminary and subject to change

Hometown	13 Weeks Ended		52 Weeks Ended
Thousands, except for number of stores	January 30, 2016	January 31, 2015	January 30, 2016	January 31, 2015
Net sales	$379,029	$405,845	$1,630,276	$1,692,377
Comparable store sales %	0.7%	(9.9)%	(0.1)%	(7.1)%
Cost of sales and occupancy	291,629	313,998	1,262,215	1,297,212
Gross margin	87,400	91,847	368,061	395,165
Margin rate	23.1%	22.6%	22.6%	23.3%
Selling and administrative	96,142	95,620	378,141	403,367
Selling and administrative expense as a percentage of net sales	25.4%	23.6%	23.2%	23.8%
Impairment of goodwill	—	—	—	167,000
Depreciation	3,097	1,690	5,568	3,817
Loss (gain) on the sale of assets	—	42	—	(113)
Total costs and expenses	390,868	411,350	1,645,924	1,871,283
Operating loss	$(11,839)	$(5,505)	$(15,648)	$(178,906)
Total Hometown stores			1,001	1,109

Outlet
	13 Weeks Ended		52 Weeks Ended
Thousands, except for number of stores	January 30, 2016	January 31, 2015	January 30, 2016	January 31, 2015
Net sales	$159,237	$156,494	$657,512	$663,656
Comparable store sales %	(3.4)%	(0.5)%	(4.1)%	(1.2)%
Cost of sales and occupancy	127,636	121,855	507,071	506,285
Gross margin	31,601	34,639	150,441	157,371
Margin rate	19.8%	22.1%	22.9%	23.7%
Selling and administrative	49,947	36,745	167,987	143,269
Selling and administrative expense as a percentage of net sales	31.4%	23.5%	25.5%	21.6%
Depreciation	5,153	2,092	8,978	6,355
Gain on the sale of assets	—	—	—	—
Total costs and expenses	182,736	160,692	684,036	655,909
Operating income (loss)	$(23,499)	$(4,198)	$(26,524)	$7,747
Total Outlet stores			159	151